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                                                                      Exhibit 21


               Subsidiaries of CNL American Properties Fund, Inc.
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-  CFA Acquisition Corp. (100% ownership)
-  CFS Acquisition Corp. (100% ownership)
-  CFC Acquisition Corp. (100% ownership)
-  CNL APF GP Corp. (100% ownership), which owns 20% of CNL APF Partners, L.P.
-  CNL APF LP Corp. (100% ownership), which owns 80% of CNL APF Partners, L.P.